PRELIMINARY INFORMATION STATEMENT

OP-TECH ENVIRONMENTAL SERVICES, INC.
(A DELAWARE CORPORATION)

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOVEMBER 26, 1997

To the Stockholders of
OP-TECH ENVIRONMENTAL SERVICES, INC.

A special meeting of the Stockholders of OP-TECH Environmental Services, Inc. (the "Corporation") will be held at the offices of the Corporation, 6392 Deere Road, Syracuse, New York, on November 26, 1997 at 2:00p.m., local time, to consider and vote on the following matters described under the corresponding numbers in the attached Information Statement: (1) To approve an amendment to the Corporation's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 7,500,000 to 20,000,000. (2) To transact such other business as may properly come before the meeting or any adjournments thereof.
Stockholders of record at the close of business on November 5, 1997 are the only stockholders entitled to notice of and to vote at the Special Stockholders Meeting. The list of such stockholders will be available for inspection by stockholders during the ten (10) days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at the offices of the Corporation, 6392 Deere Road, Syracuse, New York 13206. Stockholders may make arrangements for such inspection by contacting the Secretary, Dennis Lerner, of OP-TECH Environmental Services,
Inc., 6392 Deere Road, Syracuse, New York 13206. The stock transfer books of the Corporation will not be closed.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND
US A PROXY.
By Order of the Board of Dirctors, Dennis Lerner, Secretary

OP-TECH Environmental Services, Inc.
6392 Deere Road
Syracuse, New York  13206

INFORMATION SHEET
SPECIAL MEETING OF STOCKHOLDERS
November 26, 1997

A Special Meeting of Stockholders to be held on November 26, 1997.
The Board of Directors has fixed November 5, 1997 at the close of business, as the record date for the determination of stockholders entitled to vote at the meeting. It is anticipated that this Information Statement and, enclosed Notice will be mailed to stockholders of record on or about November 15, 1997.
VOTING SECURITIES
All the voting power of the Corporation is vested in its Common Stock.
As of the close of business on June 30, 1997 4,850,058 shares of Common Stock, par value $.01 per share, were outstanding. Each share of
Common Stock is entitled to one vote.
Set forth below is information concerning the ownership as of
June 30, 1997 of the Commmon Stock of the Corporation by persons who, to the knowledge of the Board of Dirctors, beneficially own more than five (5%) percent of the outstanding shares of Common Stock of the
Corporation.
Name and Address        Number of Shares of Common      Percentage
of Beneficial Owner     Stock Benefically Owned         of Class
O'Brien & Gere Ltd.     2,068,200 (2)                   42.6%
5000 Brittonfield Pkwy.
East Syracuse, NY 13507

Richard L. Elander      428,608 (3)                     8.9%
3613 Melvin Drive South
Baldwinsville, NY 13027

(1) Except as set forth in (2) below, the beneficial owners have sole voting and investment power over the shares owned. (2) 1,397,059 of these shares are pledged as collateral to OnBank & Trust Company, Syracuse, New York to secure the Corporation's commercial Mortgage Loan in the Principal amount of $1,150,000. For so long as these shares are pledged to OnBank & Trust Company and the Corporation is not in default in the payment of principal and interest on the Commercial Mortgage Loan and Term Loan, O'Brien & Gere Limited ("Limited") shall have the right to continue to vote the pleged shares on all matters. The pledge will terminate on December 31, 1997 or on any subsequent fiscal year, provided certain revenue, income, and balance sheet ratios are achieved, and there are no material adverse factors in the financial condition of the Corporation as reasonalbly determined by OnBank & Trust Company. (3) Includes currently exercisable options to purchase 100,000 shares. Does not include 2,068,200 shares owned by Limited.

APPROVAL OF AMENDEMENT INCREASING AUTHORIZED COMMON STOCK

On October 13, 1997, the Board of Directors of the Corporation unanimously voted to recommend to the stockholders that the Corporation's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock from 7,500,000 shares $.01 par value per share, of which on June 30, 1997 (i)
4,850,058 shares were outstanding and (ii) 502,500 shares were issuable pursuant to options outstanding.
The authorizatio of additional shares of Common Stock is necessary to provide shares for issuance in connection with restructuring of the Corporation's indebtedness as described below.
On October 14, 1997, the Corporation entered into an agreement with its two largest creditors to convert all or part of their indebtedness and accrued interest into Common Stock of the Corporation, and to forgive the remaining balance. O'Brien & Gere Limited, to which the Corporation is indebted for $1,400,000 plus accrued interest, will forgive $1,000,000 of debt and exchange the balance including accrued interest into approximately 1,000,000 shares of Common Stock. OnBank & Trust
Co. to which the Corporation is indebted for approximately $2,800,000 plus accrued interest, will exchange the entire amount of indebtdness for approximately 5,700,000 shares of Common Stock. The actual number of shares will be determined on the date closing at an exchange rate of $.50 per share. Other than as described above or as provided for pursuant to the Corporation's stock option plan there are no existing understandings or agreements for the issuance of any shares of Common Stock. If the amendment is adopted by the stockholders, the Board of Directors will have authority to issue shares of Common
Stock without the necessity of further stockholder action.
Holders of the Common Stock have no preemptive rights with respect to any shares which may be issued in the future.
Under Delaware law, stockholders are not entitled to dissenter's rights with respect to the proposed amendment to the Corporation's Certificate of Incorporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSCTIONS

On July 1, 1995, the Company entered into a lease agreement with O'Brien & Gere Property Development (an affiliate) to occupy approximately 17,000 square feet of office and garage space. The terms of the lease extend through June 30, 1998. Total rent expenses incurred in 1996 amounted to $89,000.
During 1996, the Company provided approximately $1,100,000 of remediation, sub-contract support and project services to affiliated parties.
The Company purchases technical and consulting services from affiliated parties. The costs for these services amounted to $61,743 in 1996.
The Company has a $1,400,000 unsecured line of credit with O'Brien
& Gere Limited due on March 1, 1998. Interest payable at prime plus 2%. Interest expense amounted to $59,500 for 1996.
Steven A. Sanders, a director of the Company, is President of The Law Offices of Steven A. Sanders, P.C. which has provided professional services to the Company since August of 1991, and it is anticipated that it will continue to do so.

OTHER MATTERS

The Board of Directors knows of no matters to be presented at the meeting other than those set forth in the foregoing Notice of Annual Meeting. If other matters properly come before the meeting, the persons named on the accompanying form of proxy intend to vote the shares subject to such Proxies in accordance with their best judgment.